Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES RECORD FOURTH QUARTER
RESULTS; EXPECTS SIGNIFICANT EARNINGS
AND FREE CASH FLOW GROWTH IN 2025

Highlights

•Completed acquisition of Weener Packaging
•Achieved record Dispensing and Specialty Closures segment Adjusted EBIT
•Delivered three consecutive quarters of double digit volume growth in dispensing products
•Delivered double digit growth in Metal Containers for pet food markets in the fourth quarter
•Exceeded free cash flow estimate through improved working capital with restructuring program
•Anticipates double digit percentage earnings and free cash flow growth in 2025

STAMFORD, CT, January 29, 2025 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported full year 2024 net sales of $5.9 billion and net income of $276.4 million, or $2.58 per diluted share, as compared to full year 2023 net sales of $6.0 billion and net income of $326.0 million, or $2.98 per diluted share. For the fourth quarter of 2024, Silgan reported net income of $45.1 million, or $0.42 per diluted share, as compared to $64.4 million, or $0.60 per diluted share, in the fourth quarter of 2023.

Adjusted net income per diluted share for the full year of 2024 was $3.62, after adjustments increasing net income per diluted share by $1.04, a 6% increase over adjusted net income per diluted share for the full year of 2023 of $3.40 after adjustments increasing net income per diluted share by $0.42. Adjusted net income per diluted share for the fourth quarter of 2024 was a record $0.85 after adjustments increasing net income per diluted share by $0.43, a 35% increase over adjusted net income per diluted share in the fourth quarter of 2023 of $0.63 after adjustments increasing net income per diluted share by $0.03. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"The Silgan team delivered another year of strong results, with record fourth quarter adjusted EPS and Adjusted EBIT and double digit free cash flow growth, and made significant progress on several important long-term strategic objectives that will benefit our Company in 2025 and beyond. We expanded our market leading dispensing business with the acquisition of Weener Packaging, extended our decades long partnership with our largest customer with another long-term contract extension, and delivered meaningful organic growth. The success of our winning strategy, the power of our portfolio, and the strength of our team continue to create value for our shareholders and position the Company for continued success well beyond 2025," said Adam Greenlee, President and CEO.

"Our Dispensing and Specialty Closures business continues to perform exceptionally well and achieved record full year and fourth quarter Adjusted EBIT and the third consecutive quarter of double-digit organic volume growth in dispensing products during the fourth quarter. Our commercial focus, technological innovation, and the breadth and depth of our expanding product portfolio continue to drive incremental opportunities in new and existing dispensing end markets. Our Metal Containers business showed improving momentum in our strategic focus areas with double-digit volume growth in pet food and strong progress on our cost reduction efforts during the fourth quarter. Our Custom Containers business continued to deliver commercial success, as end market demand improved and our business benefited from the commercialization of new business awards, incremental new business wins, and strong operating performance," continued Mr. Greenlee.

"Earlier this week, we announced that Philippe Chevrier will join our team as Executive Vice President and Chief Operating Officer. Philippe will join our Executive Office in Stamford and will fully participate in the collaborative management process that has proven to be so successful since the founding of our Company. We continue to seek new opportunities to apply our unique business model to achieve our strategic initiatives and create value through our efficient and disciplined capital deployment model and the continued expansion of our long-term partnerships with our customers and by driving organic growth in each of our businesses. We are excited about the opportunities in 2025 and beyond, and with the actions we have taken the Company is well positioned to achieve another year of double digit percentage earnings and free cash flow growth this year," concluded Mr. Greenlee.

Fourth Quarter Results

Net sales for the fourth quarter of 2024 were $1.4 billion, an increase of $71.1 million, or 5%, as compared to the same period in the prior year. Fourth quarter 2024 net sales increased predominantly as a result of the acquisition of Weener Packaging in the Dispensing and Specialty Closures segment, partially offset by less favorable mix in the Metal Containers segment.

Income before interest and income taxes (EBIT) for the fourth quarter of 2024 was $94.2 million, a decrease of $31.9 million as compared to $126.1 million for the fourth quarter of 2023. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $76.7 million, $41.6 million, and ($0.1) million, respectively, in the fourth quarter of 2024. Rationalization charges (credits) were $21.4 million and ($4.8) million in the fourth quarters of 2024 and 2023, respectively. Rationalization charges were higher in the current year period due to the announced restructuring program, while the prior year period included a favorable adjustment to the non-cash write-down of assets in Russia. Costs attributed to announced acquisitions were $15.7 million in the fourth quarter of 2024. A reconciliation of EBIT for each segment to Adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense before loss on early extinguishment of debt for the fourth quarter of 2024 was $44.5 million, an increase of $2.0 million as compared to the fourth quarter of 2023 primarily due to higher borrowings related to the acquisition of Weener Packaging, partially offset by lower weighted average interest rates in the current year quarter.

The effective tax rates were 8.8% and 23.0% for the fourth quarters of 2024 and 2023, respectively. The effective tax rate in the fourth quarter of 2024 benefited primarily from tax restructuring activities in our foreign operations.

Fourth Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $639.4 million in the fourth quarter of 2024, an increase of $117.1 million, or 22%, as compared to $522.3 million in the fourth quarter of 2023. The increase in net sales from the prior year quarter was a result of the contribution of Weener Packaging of approximately 19% and higher organic volume/mix of 5%, with double digit improvement and record volumes in dispensing products. These benefits were partly offset by unfavorable foreign currency translation of approximately 2%.

Dispensing and Specialty Closures Adjusted EBIT increased $12.9 million to a record of $99.9 million in the fourth quarter of 2024 as compared to $87.0 million in the fourth quarter of 2023. The increase in Adjusted EBIT was driven primarily by the Weener Packaging acquisition which contributed $11.1 million in Adjusted EBIT. Late in the quarter, as part of its restructuring program the business took the opportunity to reduce inventories to more optimal levels, which negatively impacted Dispensing and Specialty Closures Adjusted EBIT by approximately $10 million relative to the Company's expectations entering the quarter and resulted in the Company exceeding its estimate of free cash flow for the year.

Metal Containers
Net sales of the Metal Containers segment were $610.2 million in the fourth quarter of 2024, a decrease of $55.1 million, or 8%, as compared to $665.3 million in the fourth quarter of 2023. Metal containers volume was comparable to the prior year quarter, with double digit growth for pet food markets offset largely by anticipated lower volumes for fruit and vegetable markets due to severe weather in 2024 that prematurely ended the fruit and vegetable packs and the planned reduction in volumes by a large pack customer to reduce its working capital. The decrease in net sales from the prior year quarter was primarily driven by unfavorable price/mix as a result of less favorable mix.

Metal Containers Adjusted EBIT increased $1.1 million to $41.9 million in the fourth quarter of 2024 as compared to $40.8 million in the fourth quarter of 2023. The increase in Adjusted EBIT in the quarter was primarily the result of favorable price/cost and mix which included SG&A cost management.

Custom Containers
Net sales of the Custom Containers segment were $161.6 million in the fourth quarter of 2024, an increase of $9.1 million, or 6%, as compared to $152.5 million in the fourth quarter of 2023. This increase was primarily the result of higher volumes of 4%, largely due to the commercialization of new business awards, and more favorable price/mix.

Custom Containers Adjusted EBIT increased $5.2 million to $18.2 million in the fourth quarter of 2024 as compared to $13.0 million in the fourth quarter of 2023. The increase in Adjusted EBIT was primarily the result of more favorable price/cost including mix, largely due to an improved mix of products sold, and higher volumes.

Full Year Results

Net sales for 2024 were $5.9 billion, a decrease of $133.5 million, or 2%, as compared to $6.0 billion in the prior year primarily as a result of the contractual pass through of lower raw material costs in the Metal Containers segment.

Income before interest and income taxes (EBIT) for 2024 was $515.1 million, a decrease of $80.3 million as compared to $595.4 million for 2023. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $290.0 million, $228.9 million, and $55.4 million, respectively, in 2024. Rationalization charges were $59.5 million and $8.4 million in 2024 and 2023, respectively. Rationalization charges were higher in the current year period due to the announced restructuring program. Costs attributed to announced acquisitions were $28.4 million in 2024. A reconciliation of EBIT for each segment to Adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense before loss on early extinguishment of debt for 2024 was $166.3 million, a decrease of $7.0 million as compared to 2023 primarily due to lower average borrowings and lower weighted average interest rates.

The effective tax rates were 20.7% and 22.8% for 2024 and 2023, respectively. The effective tax rate for 2024 benefited primarily from tax restructuring activities in our foreign operations and the reversal of tax reserves due to the expiration of statute of limitations. The effective tax rate for 2023 benefited primarily from the reversal of tax reserves from a historical acquisition.

The Company reported net cash provided by operating activities of $721.9 million in 2024 as compared to $482.6 million in 2023. Free cash flow for 2024 was $391.3 million, a 10% increase as compared to $356.7 million in 2023. The increase in free cash flow was due primarily to improved working capital, partially due to the reduction in inventory in the Dispensing and Specialty Closures segment, and higher adjusted earnings. The Company is providing a reconciliation in Table D of this press release of net cash provided by operating activities to “free cash flow,” a Non-GAAP financial measure used by the Company which adjusts net cash provided by operating activities for certain items.

Full Year Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $2.3 billion in 2024, an increase of $83.0 million, or 4%, as compared to $2.2 billion in 2023 primarily as a result of the acquisition of Weener Packaging in the fourth quarter of 2024. High single digit organic volume growth in dispensing products was partially offset by lower volumes in specialty closures for food and beverage end markets, mostly as a result of the destocking activities of customers in the food and beverage markets in the first half of 2024.

Dispensing and Specialty Closures Adjusted EBIT increased $25.0 million to a record $365.6 million in 2024 as compared to $340.6 million in 2023. The increase in Adjusted EBIT was driven primarily by favorable price/cost, mostly due to operational improvements in 2024 and the inclusion of the results of Weener Packaging in the fourth quarter of 2024.

Metal Containers
Net sales of the Metal Containers segment were $2.9 billion in 2024, a decrease of $240.1 million, or 8%, as compared to $3.1 billion in 2023. This decrease was driven by lower price/mix of 7% as a result of the contractual pass through of lower raw material costs and less favorable mix due to higher volumes of smaller containers for pet food markets and lower volumes of larger containers for fruit and vegetable markets. The decrease in volume for fruit and vegetable markets was driven by both the planned reduction in volumes by a large pack customer to reduce its working capital and severe weather in 2024 that prematurely ended the fruit and vegetable packs during the third quarter.

Metal Containers Adjusted EBIT decreased by $40.0 million to $242.4 million in 2024 as compared to a record $282.4 million in 2023. Adjusted EBIT decreased as a result of unfavorable price/cost including mix predominantly due to lower fixed cost absorption and less favorable mix as a result of lower volumes for fruit and vegetable markets.

Custom Containers
Net sales of the Custom Containers segment were $649.6 million in 2024, an increase of $23.6 million, or 4%, as compared to $626.0 million in 2023. This increase was primarily the result of higher volumes of 3% largely due to the commercialization of new business awards, as well as higher price/mix of 1% due to a more favorable mix of products sold.

Custom Containers Adjusted EBIT increased $17.7 million to $81.0 million in 2024 as compared to $63.3 million in 2023. The increase in Adjusted EBIT was primarily the result of improved price/cost including mix due to a more favorable mix of products sold, improved operating efficiencies, and higher volumes.

Outlook for 2025

The Company currently estimates adjusted net income per diluted share for the full year of 2025 will be in the range of $4.00 to $4.20, a 13% increase at the midpoint of the range over adjusted net income per diluted share of $3.62 in 2024. Volumes and Adjusted EBIT in all segments for 2025 are expected to be higher than 2024 levels. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company anticipates interest and other debt expense in 2025 of approximately $185 million and an effective tax rate for 2025 of approximately 24%.

The Company currently estimates that free cash flow in 2025 will be approximately $450 million, a 15% increase as compared to $391.3 million in 2024. Capital expenditures are expected to increase to approximately $300 million in 2025 as compared to $262.8 million in 2024 primarily as a result of the Weener Packaging acquisition.

For the first quarter of 2025, the Company expects low to mid single digit organic volume increases and higher Adjusted EBIT in all segments. The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2025 in the range of $0.74 to $0.84, a 14% increase at the midpoint as compared to $0.69 in the first quarter of 2024. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year of 2024 at 11:00 a.m. eastern time on Wednesday, January 29, 2025. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (877) 400-0505 and from outside the U.S. and Canada should dial (773) 305-6865. The confirmation code for the conference call is 9183531. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.

* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $5.9 billion in 2024. Silgan operates 124 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2023 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars and shares in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2024	2023	2024	2023

Net sales	$1,411.2	$1,340.1	$5,854.7	$5,988.2

Cost of goods sold	1,172.2	1,121.6	4,842.9	4,995.6

Gross profit	239.0	218.5	1,011.8	992.6

Selling, general and administrative expenses	123.6	96.5	438.1	384.4

Rationalization charges (credits)	21.4	(4.8)	59.5	8.4

Other pension and postretirement (income) expense	(0.2)	0.7	(0.9)	4.4

Income before interest and income taxes	94.2	126.1	515.1	595.4

Interest and other debt expense before loss on early extinguishment of debt	44.5	42.5	166.3	173.3

Loss on early extinguishment of debt	1.1	—	1.1	—

Interest and other debt expense	45.6	42.5	167.4	173.3

Income before income taxes	48.6	83.6	347.7	422.1

Provision for income taxes	4.2	19.2	72.0	96.1

Income before equity in earnings of affiliates	44.4	64.4	275.7	326.0

Equity in earnings of affiliates, net of tax	0.7	—	0.7	—
Net income	$45.1	$64.4	$276.4	$326.0

Earnings per share (EPS):
Basic net income per share	$0.42	$0.60	$2.59	$3.00
Diluted net income per share	$0.42	$0.60	$2.58	$2.98

Cash dividends per common share	$0.19	$0.18	$0.76	$0.72

Weighted average shares:
Basic	106.8	106.6	106.8	108.8
Diluted	107.3	106.9	107.1	109.2

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	Dec. 31,	Dec. 31,
	2024	2023
Assets:
Cash and cash equivalents	$822.9	$642.9
Trade accounts receivable, net	594.2	599.5
Inventories	928.1	940.8
Other current assets	177.5	165.7
Property, plant and equipment, net	2,282.9	1,961.6
Other assets, net	3,779.0	3,300.7
Total assets	$8,584.6	$7,611.2

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,531.0	$1,431.4
Current and long-term debt	4,136.8	3,426.8
Other liabilities	927.6	863.6
Stockholders' equity	1,989.2	1,889.4
Total liabilities and stockholders' equity	$8,584.6	$7,611.2

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2024	2023
Cash flows provided by (used in) operating activities:
Net income	$276.4	$326.0
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	275.9	263.2
Amortization of debt discount and debt issuance costs	5.5	5.4
Rationalization charges	59.5	8.4
Loss on early extinguishment of debt	1.1	—
Stock compensation expense	15.5	15.6
Deferred income tax (benefit) provision	(33.1)	33.1
Other changes that provided (used) cash:
Trade accounts receivable, net	37.4	73.7
Inventories	57.7	(162.3)
Trade accounts payable and other changes, net	26.0	(80.5)
Net cash provided by operating activities	721.9	482.6

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	(921.6)	—
Capital expenditures	(262.8)	(226.8)
Proceeds from asset sales	7.8	1.8
Other investing activities	0.3	1.2
Net cash (used in) investing activities	(1,176.3)	(223.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(82.1)	(78.9)
Changes in outstanding checks - principally vendors	(75.6)	99.1
Shares repurchased under authorized repurchase program	—	(174.7)
Net borrowings and other financing activities	820.3	(56.9)
Net cash provided by (used in) financing activities	662.6	(211.4)

Effect of exchange rate changes on cash and cash equivalents	(28.2)	9.9

Cash and cash equivalents:
Net increase	180.0	57.3
Balance at beginning of year	642.9	585.6
Balance at end of period	$822.9	$642.9

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2024	2023	2024	2023
Net sales:
Dispensing and Specialty Closures	$639.4	$522.3	$2,304.4	$2,221.4
Metal Containers	610.2	665.3	2,900.7	3,140.8
Custom Containers	161.6	152.5	649.6	626.0
Consolidated	$1,411.2	$1,340.1	$5,854.7	$5,988.2

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$76.7	$68.4	$290.0	$281.0
Metal Containers	41.6	55.8	228.9	287.4
Custom Containers	(0.1)	6.8	55.4	52.8
Corporate	(24.0)	(4.9)	(59.2)	(25.8)
Consolidated	$94.2	$126.1	$515.1	$595.4

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars and shares in millions, except per share amounts)

Table A

	Fourth Quarter				Year Ended
	2024		2023		2024		2023
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$45.1	$0.42	$64.4	$0.60	$276.4	$2.58	$326.0	$2.98

Adjustments (a)	45.7	0.43	3.2	0.03	111.4	1.04	45.5	0.42
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$90.8	$0.85	$67.6	$0.63	$387.8	$3.62	$371.5	$3.40

Weighted average number of common shares outstanding - Diluted
		107.3		106.9		107.1		109.2

(a) Adjustments consist of items in the table below

	Fourth Quarter		Year Ended
	2024	2023	2024	2023
Adjustments:
Acquired intangible asset amortization expense	$14.6	$13.3	$52.6	$53.1
Other pension (income) expense for U.S. pension plans	(1.0)	1.3	(4.2)	3.6
Rationalization charges (credits)	21.4	(4.8)	59.5	8.4
Costs attributed to announced acquisitions	15.7	—	28.4	—
Purchase accounting write-up of inventory	6.1	—	6.1	—
Loss on early extinguishment of debt	1.1	—	1.1	—
Pre-tax impact of adjustments	57.9	9.8	143.5	65.1
Tax impact of adjustments	12.2	6.6	32.1	19.6
Net impact of adjustments	$45.7	$3.2	$111.4	$45.5

Weighted average number of common shares outstanding - Diluted
	107.3	106.9	107.1	109.2
Diluted EPS impact from adjustments	$0.43	$0.03	$1.04	$0.42

Adjusted tax rate	15.5%	27.7%	21.2%	23.8%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT (2)
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

Table B

	Fourth Quarter		Year Ended
	2024	2023	2024	2023
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$76.7	$68.4	$290.0	$281.0
Acquired intangible asset amortization expense	13.1	11.8	46.7	47.2
Other pension (income) expense for U.S. pension plans	(0.2)	0.7	(1.0)	1.1
Equity in earnings of affiliates, net of tax	0.7	—	0.7	—
Rationalization charges	3.5	6.1	23.1	11.3
Purchase accounting write-up of inventory	6.1	—	6.1	—
Adjusted EBIT	$99.9	$87.0	$365.6	$340.6

Metal Containers:
Income before interest and income taxes (EBIT)	$41.6	$55.8	$228.9	$287.4
Acquired intangible asset amortization expense	0.4	0.4	1.4	1.4
Other pension (income) expense for U.S. pension plans	(0.6)	0.4	(2.3)	1.5
Rationalization charges (credits)	0.5	(15.8)	14.4	(7.9)
Adjusted EBIT	$41.9	$40.8	$242.4	$282.4

Custom Containers:
Income before interest and income taxes (EBIT)	$(0.1)	$6.8	$55.4	$52.8
Acquired intangible asset amortization expense	1.1	1.1	4.5	4.5
Other pension (income) expense for U.S. pension plans	(0.2)	0.2	(0.9)	1.0
Rationalization charges	17.4	4.9	22.0	5.0
Adjusted EBIT	$18.2	$13.0	$81.0	$63.3

Corporate:
(Loss) before interest and income taxes (EBIT)	$(24.0)	$(4.9)	$(59.2)	$(25.8)
Costs attributed to announced acquisitions	15.7	—	28.4	—
Adjusted EBIT	$(8.3)	$(4.9)	$(30.8)	$(25.8)

Total Adjusted EBIT	$151.7	$135.9	$658.2	$660.5

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C
	First Quarter,			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2025	2025	2024	2025	2025	2024

U.S. GAAP net income as estimated for 2025
and as reported for 2024	$66.4	$77.1	$55.2	$380.6	$402.1	$276.4
Adjustments (a)	13.1	13.1	18.0	49.4	49.4	111.4
Non-U.S. GAAP adjusted net income as estimated for 2025 and presented for 2024
	$79.5	$90.2	$73.2	$430.0	$451.5	$387.8

U.S. GAAP diluted EPS as estimated for 2025
and as reported for 2024	$0.62	$0.72	$0.52	$3.54	$3.74	$2.58
Adjustments (a)	0.12	0.12	0.17	0.46	0.46	1.04
Non-U.S. GAAP adjusted diluted EPS as estimated for 2025 and presented for 2024
	$0.74	$0.84	$0.69	$4.00	$4.20	$3.62

(a) Adjustments consist of items in the table below

	First Quarter,		Year Ended
	March 31,		December 31,
	2025	2024	2025	2024
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$15.0	$13.3	$59.8	$52.6
Other pension income for U.S. pension plans	(0.9)	(1.2)	(3.7)	(4.2)
Rationalization charges	3.2	11.7	8.9	59.5
Costs attributed to announced acquisitions	—	—	—	28.4
Purchase accounting write-up of inventory	—	—	—	6.1
Loss on early extinguishment of debt	—	—	—	1.1
Pre-tax impact of adjustments	17.3	23.8	65.0	143.5
Tax impact of adjustments	4.2	5.8	15.6	32.1
Net impact of adjustments	$13.1	$18.0	$49.4	$111.4

Weighted average number of common shares outstanding - Diluted
	107.4	107.1	107.5	107.1
Diluted EPS impact from adjustments	$0.12	$0.17	$0.46	$1.04

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (3)
(UNAUDITED)
For the year ended December 31,
(Dollars and shares in millions, except per share amounts)

Table D

	2024	2023
Net cash provided by operating activities	$721.9	$482.6

Capital expenditures	(262.8)	(226.8)
Proceeds from asset sales	7.8	1.8
Changes in outstanding checks	(75.6)	99.1
Free cash flow	$391.3	$356.7

Net cash provided by operating activities per diluted share	$6.74	$4.42

Free cash flow per diluted share	$3.65	$3.27

Weighted average diluted shares	107.1	109.2

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans, rationalization charges (credits), costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension (income) expense from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented Adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans, rationalization charges (credits), the impact from the charge for the write-up of acquired inventory required under purchase accounting and costs attributed to announced acquisitions from EBIT, and to include in EBIT equity in earnings of affiliates, net of tax, for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension (income) expense from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The Company's management views the operating performance of its affiliates which are joint ventures as part of the Company's operating performance and therefore believes that the Company's share of the net operating results of its affiliates which are joint ventures should be included in the Company's Adjusted EBIT. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(3) The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure. The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions. Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks, reduced by capital expenditures and increased by proceeds from asset sales. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.